Exhibit 3.2

The Board of Directors of the Company approved the following changes to Article 6 of the Company's bylaws:

ARTICLE 6 ~ SHARE CAPITAL

The Company has a share capital of ~~€1,677,273~~ €1,648,944.85. It is divided into ~~67,090,290~~ 65,957,794 shares with a par value of €0.025 each, all fully paid-up and of the same category.